Schedule B

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Reporting Persons during the past sixty days. All transactions were effectuated in the open market through a broker.

Sprott focus trust inc.

Trade Date	Buy/Sell	Shares	Price
1/23/2025	Buy	20,000	$22.05
1/24/2025	Buy	12,176	$22.65
1/27/2025	Buy	7,824	$22.32
1/28/2025	Buy	20,000	$22.68
2/3/2025	Buy	2,425	$23.74
2/5/2025	Buy	16,475	$25.26
2/6/2025	Buy	1,100	$25.25
2/27/2025	Buy	13,243	$24.55
2/28/2025	Buy	2,550	$24.38
3/3/2025	Buy	4,207	$25.15

george a meyer

Trade Date	Buy/Sell	Shares	Price
3/6/2025	Sell	2,251	$25.75
3/13/2025	Sell	2,000	$26.48
3/14/2025	Sell	200	$26.95

bruce d. hansen

Trade Date	Buy/Sell	Shares	Price
3/19/2025	Sell	1,000	$28.30